Exhibit 4.3

NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAW OF ANY FOREIGN JURISDICTION OR ANY STATE WITHIN THE UNITED STATES. SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER THE SECURITIES ACT OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT IS AVAILABLE IN CONNECTION WITH SUCH OFFER, SALE OR TRANSFER, INCLUDING, WITHOUT LIMITATION, PURSUANT TO RULE 144 OR 144A UNDER SAID ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4(1) AND A HALF SALE.”

CYMABAY THERAPEUTICS, INC.

WARRANT TO PURCHASE COMMON STOCK

Warrant No.	Original Issue Date: , 2013

CYMABAY THERAPEUTICS, INC., a Delaware corporation (the “Company”), hereby certifies that, for value received,                      or its permitted registered assigns (the “Holder”), is entitled to purchase from the Company up to a total of                      shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price per share equal to $5.75 (as adjusted from time to time as provided in Section 9 herein, the “Exercise Price”), at any time and from time to time on or after the Original Issue Date (as set forth above) and through and including 5:00 P.M., pacific time, on September 30, 2018 (the “Expiration Date”), subject to the following terms and conditions:

This Warrant (this “Warrant”) is one of a series of similar warrants issued pursuant to: (a) that certain Securities Purchase Agreement, dated as of              , 2013, by and among the Company and the purchasers identified therein; (b) those certain Subscription Agreements entered into between the Company, on the one hand, and the subscribers identified therein, and, (c) if applicable, a certain Institutional Purchase Agreement entered into by and among the Company and the investors identified therein (each, an “Applicable Agreement” and, collectively, the “Applicable Agreements”). All such warrants are referred to herein, collectively, as the “Warrants.”

1. Definitions. In addition to the terms defined elsewhere in this Warrant, capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Applicable Agreement, as the case may be. As used in this Warrant, the following terms shall have the following meanings:

“Cash-Out Major Transaction” means a Major Transaction in which the consideration payable to holders of Common Stock in connection with the Major Transaction consists solely of cash.

“Major Transaction” means: (A) a consolidation, merger, exchange of shares, recapitalization, reorganization, business combination or other similar event, (1) following which the holders of Common Stock immediately preceding such consolidation, merger, exchange, recapitalization, reorganization, combination or event either (a) no longer hold a majority of the shares of Common Stock or (b) no longer have the ability to elect a majority of the board of directors of the Company or (2) as a result of which shares of Common Stock shall be changed into (or the shares of Common Stock become entitled to receive) the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity (collectively, a “Change of Control Transaction”);

(B) the sale or transfer of significant assets of the Company which, without limitation, shall include, but not be limited to, a sale or transfer of assets in one transaction or a series of related transactions for a purchase price of more than $100 million, a sale or transfer of more than 50% of the Company’s assets or a sale or transfer of assets or proprietary rights that are material to the operations and business of the Company;

(C) a purchase, tender or exchange offer made to the holders of outstanding shares of Common Stock, such that following such purchase, tender or exchange offer a Change of Control Transaction shall have occurred;

D) the liquidation, bankruptcy, insolvency, dissolution or winding-up (or the occurrence of any analogous proceeding) affecting the Company;

(E) after being listed or quoted on such exchange eor system, the shares of Common Stock cease to be listed, traded or quoted on the NASDAQ Global Market, the New York Stock Exchange, the NYSE Alternext U.S., the NASDAQ Global Select Market or the NASDAQ Capital Market (a “Principal Market”) and are not promptly requoteed on a Principal Market; or

(F) the Common Stock, after having been so registered ceases to be registered under Section 12 of the Exchange Act.

“Mixed Major Transaction” means (1) a Major Transaction in which the consideration payable to the shareholders of the Company consists partially of cash and partially of securities of a Successor Entity. If the Successor Entity is a Publicly Traded Successor Entity, the percentage of consideration represented by securities of such Successor Entity shall be equal to the percentage that the value of the aggregate anticipated number of shares of the Publicly Traded Successor Entity to be issued to holders of Common Stock of the Company represents in comparison to the aggregate value of all consideration, including cash consideration, in such Mixed Major Transaction, as such values are set forth in any definitive agreement for the Mixed Major Transaction that has been executed at the time of the first public announcement of the Major Transaction or, if no such value is determinable from such definitive agreement, based on the closing market price for shares of the Publicly Traded Successor Entity on its principal securities exchange on the Trading Day preceding the first public announcement of the Mixed Major Transaction. If the Successor Entity is a Private Successor Entity, the percentage of consideration represented by securities of such Successor Entity shall be determined in good-faith by the Company’s Board of Directors

“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of a Major Transaction.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

“Private Successor Entity” means a Successor Entity that is not a Publicly Traded Successor Entity.

“Registration Rights Agreement” means the Registration Rights Agreement, of even date herewith, by and between, the Company and, among others, the Holder.

“Publicly Traded Successor Entity” means a Successor Entity that is a publicly traded corporation whose common stock is quoted on or listed for trading on an Principal Market (as defined above).

“Successor Entity” means any Person purchasing the Company’s assets or Common Stock, or any successor entity resulting from such Major Transaction, or if the Warrant is to be exercisable for shares of capital stock of its Parent Entity (as defined above), its Parent Entity.

“Trading Day” means (i) a day on which the Common Stock is listed or quoted and traded on any Trading Market (other than the OTC Bulletin Board), OTCQX or OTCB, or (ii) if the Common Stock is not listed on a Trading Market (other than the OTC Bulletin Board), a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported in the “pink sheets” by OTC Pink (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Trading Market” means whichever of the following on which the Common Stock is listed or quoted for trading on the date in question: the New York Stock Exchange, the NYSE MKT, Nasdaq, the OTC Bulletin Board (the “Pink Sheets”), the OTCQ or OTCQB.

2. Registration of Warrant. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder (which shall include the initial Holder or, as the case may be, any registered assignee to which this Warrant is permissibly assigned hereunder) from time to time. The

Company may deem and treat the registered Holder as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

3. Registration of Transfers. Subject to the restrictions on transfer set forth in this Warrant, the Company shall register the transfer of all or any portion of this Warrant in the Warrant Register, upon (a) surrender of this Warrant, with the Form of Assignment attached as Exhibit A hereto duly completed and signed, to the Company at its address specified in the Applicable Agreement and (b) if the Registration Statement is not effective, (i) delivery, at the request of the Company, of an opinion of counsel reasonably satisfactory to the Company to the effect that the transfer of such portion of this Warrant may be made pursuant to an available exemption from the registration requirements of the Securities Act and all applicable state securities or blue sky laws (which exemption may include, without limitation, a so-called “4(1) and a half transaction”); provided, that such opinion shall not be required in connection with a transfer that is (A) an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (each, a “Person”) who directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person, (B) a partnership transferring to its partners or former partners in accordance with partnership interests, (C) a corporation transferring to a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of the Holder of this Warrant, (D) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company, (E) an individual transferring to the Holder’s spouse, children or grandchildren or a trust for the benefit of an individual Holder, and (ii) delivery by the transferee of a written statement making the representations and warranties set forth in the Applicable Agreement, as applicable as of the date of such transfer, to the Company at its address specified in the Applicable Agreement, or (F) a transfer in accordance with Rule 144 provided that the transferee provides customary representations that such transfer complies with the requirements thereof. For avoidance of doubt, in the event Holder notifies the Company that such sale or transfer is a so called “4(1) and half” transaction, the parties hereto agree that a legal opinion from outside counsel for the Holder delivered to counsel for the Company substantially in the form attached hereto as Exhibit C shall be the only requirement to satisfy an exemption from registration under the Securities Act to effectuate such “4(1) and half” transaction. The Company shall effect the assignment within three (3) business days (the “Transfer Delivery Period”), and shall deliver to the assignee(s) designated by Holder a Warrant or Warrants of like tenor and terms for the appropriate number of shares. Upon any such registration or transfer, a new warrant to purchase Common Stock in substantially the form of this Warrant (any such new warrant, a “New Warrant”) evidencing the portion of this Warrant so transferred shall be issued to the transferee, and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a Holder of a Warrant.

4. Exercise and Duration of Warrant.

(a) All or any part of this Warrant shall be exercisable, in whole or in part, by the registered Holder at any time and from time to time on or after the Original Issue Date and through and including 5:00 P.M., pacific time, on the Expiration Date. At 5:00 P.M., pacific time, on the Expiration Date, this Warrant shall be terminated and no longer outstanding.

(b) The Holder may exercise this Warrant by delivering to the Company an exercise notice, in the form attached as Exhibit B hereto (the “Exercise Notice”), appropriately completed and duly signed. Within three (3) Trading Days following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the shares specified in the applicable Exercise Notice by wire transfer or cashier’s check drawn on a United States bank unless the cashless exercise procedure specified in 10 below is specified in the applicable Exercise Notice. The date such Exercise Notice is delivered to the Company (as determined in accordance with the notice provisions hereof) is an “Exercise Date.” Unless the Holder shall have delivered a Representation Notice (as defined below) in connection therewith, each delivery of an Exercise Notice in connection with a Cash Exercise shall constitute a representation that upon such Cash Exercise, the Holder will acquire the Warrant Shares for its own account, for investment purposes only, and not with a view towards, the sale or distribution of the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act; provided, however, that no such representations shall be construed as constituting an agreement by the Holder to hold any of the Warrant Shares for any minimum or other specific term and the Holder shall reserve the right to dispose of such Warrant Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act. In addition, unless the Holder shall have delivered a Representation Notice (as defined below) in connection therewith, each delivery of an Exercise Notice in connection with a Cash Exercise shall constitute a representation that, as of the date of such Cash Exercise, the Holder is an “accredited investor” as such term is defined in Rule 501(a)(3) of Regulation D promulgated by the SEC under the Securities Act. If the Holder is unable to make the representations set forth in the immediately preceding two sentences at the time it delivers its Exercise Notice in respect of a Cash Exercise, the Holder shall notify the Company in writing that it is not making such representations (a “Representation Notice”). If the Holder delivers a Representation Notice in connection with a Cash Exercise, it shall be a condition to the Holder’s Cash Exercise of this Warrant that the Company receive such other representations as the Company considers reasonably necessary to assure the Company that the issuance of Warrant Shares upon such Cash Exercise of this Warrant shall not violate any United States or state securities laws. The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice shall have the same effect as cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Warrant Shares. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the certificate or certificates representing Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(c) Notwithstanding anything herein to the contrary, the Company shall not issue to the Holder, and the Holder may not acquire, a number of shares of Common Stock upon exercise of this Warrant to the extent that, upon such exercise, the number of shares of Common Stock then beneficially owned by the Holder and its Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including shares held by any “group” of which the Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) would exceed 9.985% of the total number of shares of Common Stock then issued and outstanding (the “9.985% Cap”), provided, however, that the 9.985% Cap shall not apply with respect to the issuance of MT Shares (as defined below) in connection with a Major Transaction as a result of a consolidation, merger, exchange of shares, recapitalization, reorganization, business combination or other similar event, following which the holders of Common Stock immediately preceding such consolidation, merger, exchange, recapitalization, reorganization, combination or event either (i) no longer hold a majority of the shares of Common Stock or (ii) no longer have the ability to elect a majority of the board of directors of the Company, in which the Company is not the surviving entity (a “Qualified Change of Control Transaction”) to the extent that the number of shares beneficially owned by the Holder and its affiliates in the successor entity immediately following consummation of such Qualified Change of Control Transaction does not exceed 9.985% of the outstanding common stock of such successor entity and provided, further, that the 9.985% Cap shall only apply to the extent that the Common Stock is deemed to constitute an “equity security” pursuant to Rule 13d-1(i) promulgated under the Exchange Act. For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the Securities and Exchange Commission (the “SEC”), and the percentage held by the Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. Upon the written request of the Holder, the Company shall, within two (2) Trading Days, confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.

For purposes of this Section 4(c), “Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). With respect to a Holder of Warrants, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

5. Delivery of Warrant Shares.

(a) Upon exercise of this Warrant (provided that the Holder shall have paid the aggregate Exercise Price (including cashless exercise, if applicable)) the Company shall promptly (but in no event later than three Trading Days after the Exercise Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate (provided that, if the Registration Statement is not effective and the Holder directs the Company to register the Warrant Shares in a name other than that of the Holder, such Holder shall deliver to the Company on the Exercise Date the documents prescribed by Section 3 relating to a transfer of the Warrant), a certificate for the Warrant Shares issuable upon such exercise, free of restrictive legends, unless a registration statement covering the resale of the Warrant Shares is not then effective or the Warrant Shares are not freely transferable without volume restrictions pursuant to Rule 144 under the Securities Act. The Holder, or any Person permissibly so designated by the Holder to receive Warrant Shares, shall be deemed to have become the holder of record of such Warrant Shares as of the Exercise Date. If the Warrant Shares are to be issued free of all restrictive legends, the Company shall deliver, or cause to be delivered, Warrant Shares hereunder electronically through The Depository Trust Company or another established clearing corporation performing similar functions, if available; provided, that, the Company may, but will not be required to, change its transfer agent if its current transfer agent cannot deliver Warrant Shares electronically through such a clearing corporation.

(b) If by the close of the third Trading Day after delivery of a properly completed Exercise Notice, the Company fails to deliver to the Holder the required number of Warrant Shares in the manner required pursuant to Section 5(a), and if on or after the Trading Day immediately following such third Trading Day and prior to the receipt of such Warrant Shares, the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall, within three Trading Days after the Holder’s request and in the Holder’s sole discretion, either (i) pay in cash to the Holder an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Warrant Shares) shall terminate or (ii) promptly honor its obligation to deliver to the Holder Warrant Shares and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Warrant Shares, times (B) the Closing Sales Price (as defined below) on the date of receipt of a properly completed Exercise Notice.

(c) To the extent permitted by law, the Company’s obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares. Nothing herein shall limit the Holder’s right to pursue any other remedies available to the Holder hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Common Stock upon exercise of this Warrant as required pursuant to the terms hereof.

(d) Legends.

(i) Restrictive Legend. The Holder understands that until such time as this Warrant, the Exercise Shares, the shares issuable under Section 9(h) (the “MT Shares”), the shares issuable upon an Event of Default (the “Default Shares”) and the Failure Payment Shares (as defined below) have been registered under the Securities Act as contemplated by the Registration Rights Agreement or otherwise may be sold pursuant to Rule 144 under the Securities Act or an exemption from registration under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, this

Warrant, the Warrant Shares, the MT Shares, the Default Shares and the Failure Payment Shares, as applicable, may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such securities):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT INCLUDING, WITHOUT LIMITATION, PURSUANT TO RULES 144 OR 144A UNDER SAID ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4(1) AND A HALF” SALE.”

(ii) Removal of Restrictive Legends. This Warrant and the certificates evidencing the Warrant Shares, the MT Shares, the Default Shares and the Failure Payment Shares, as applicable, shall not contain any legend restricting the transfer thereof (including the legend set forth above: (A) while a registration statement (including a Registration Statement, as defined in the Registration Rights Agreement) covering the sale or resale of such security is effective under the Securities Act, or (B) following any sale of such Warrant, Warrant Shares, MT Shares, Default Shares and/or Failure Payment Shares pursuant to Rule 144, or (C) if such Warrant, Warrant Shares, MT Shares, Default Shares and/or Failure Payment Shares are eligible for sale under Rule 144(b)(1), or (D) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC) (collectively, the “Unrestricted Conditions”). The Company shall cause its counsel to issue a legal opinion to the Transfer Agent promptly after the Effective Date, or at such other time as the Unrestricted Conditions have been met, if required by the Company’s transfer agent to effect the issuance of this Warrant, the Warrant Shares, the MT Shares, the Default Shares or the Failure Payment Shares, as applicable, without a restrictive legend or removal of the legend hereunder. If the Unrestricted Conditions are met at the time of issuance of this Warrant, Warrant Shares, MT Shares, Default Shares or the Failure Payment Shares, then such Warrant, Warrant Shares, MT Shares, Default Shares or Failure Payment Shares, as applicable, shall be issued free of all legends. The Company agrees that following the Effective Date at such time as the Unrestricted Conditions are met or such legend is otherwise no longer required under this Section 5(d), it will, no later than three (3) Trading Days following the delivery (the “Unlegended Shares Delivery Deadline”) by the Holder to the Company or the Transfer Agent of this Warrant and a certificate representing Warrant Shares, MT Shares, Default Shares and/or Failure Payment Shares, as applicable, issued with a restrictive legend (such third Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to such Holder this Warrant and/or a certificate (or electronic transfer) representing such shares that is free from all restrictive and other legends. For purposes hereof, “Effective Date” shall mean the date that the Registration Statement that the Company is required to file pursuant to the Registration Rights Agreement has been declared effective by the SEC.

(iii) Sale of Unlegended Shares. Holder agrees that the removal of the restrictive legend from this Warrant and any certificates representing securities as set forth above is predicated upon the Company’s reliance that the Holder will sell this Warrant or any Warrant Shares, MT Shares, Default Shares and/or any Failure Payment Shares, as applicable, pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if such securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein.

6. Charges, Taxes and Expenses. Issuance and delivery of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, transfer agent fee or other incidental tax or expense in \respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder or an any other person which directly or indirectly controls, is controlled by, or is under common control with such Holder. The Holder shall be responsible for all other tax liability to the Holder that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

7. Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction (in such case) and, in each case, a customary and reasonable indemnity (which shall not include a surety bond), if requested. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures. If a New Warrant is requested as a result of a mutilation of this Warrant, then the Holder shall deliver such mutilated Warrant to the Company as a condition precedent to the Company’s obligation to issue the New Warrant.

8. Reservation of Warrant Shares. The Company covenants that it will reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved shares of Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, one hundred percent (100%) of the number of Warrant Shares that are issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 9). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable. The Company will take all such action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the Common Stock may be listed, including, without limitation, calling a special meeting of stockholders, to authorize additional shares and using its best efforts to obtain the shareholder approval of an increase in such authorized number of shares.

9. Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 9.

(a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) effects a recapitalization, reclassification, exchange, or subdivision of its outstanding shares of Common Stock into a larger number of shares, or (iii) effects a recapitalization, reclassification, exchange, or combination of its outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any), outstanding immediately before such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event and the number of shares issuable upon exercise of this Warrant shall be proportionally adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and shall become effective immediately after the effective date of such subdivision, combination or reclassification.

(b) Participation. The Holder, as the holder of this Warrant, shall be entitled to receive such dividends paid and distributions of any kind made to the holders of Common Stock of the Company to the same extent as if the Holder had exercised this Warrant into Common Stock (without regard to any limitations on exercise herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized and reserved to effect any such exercise and issuance) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock

(c) Fundamental Transactions. If, at any time while this Warrant is outstanding (i) the Company effects any merger or consolidation of the Company with or into another Person, in which the Company is not the survivor and the stockholders of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, at least fifty percent (50%) of the voting securities of the surviving entity, (ii) the Company effects any sale of all or substantially all of its assets or at least a majority of its Common Stock is acquired by a third party, in each case, in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which all or substantially all of the holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 9(a)) (in any such case, a “Fundamental Transaction”), then Holder shall thereafter receive, upon exercise of this Warrant, in lieu of any Warrant Shares, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant without regard to any limitations on exercise contained herein (the “Alternate Consideration”). The Company shall not affect any such Fundamental Transaction unless prior to or simultaneously with the consummation thereof, any successor to the Company, surviving entity or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the Holder, such Alternate Consideration as, in accordance with the foregoing provisions, the Holder may be entitled to purchase and/or receive (as the case may be), and the other obligations under this Warrant. The provisions of this paragraph (c) shall similarly apply to subsequent transactions analogous to a Fundamental Transaction. Notwithstanding anything herein to the contrary, in the event that a Major Transaction occurs, then (1) in the case of a Cash-Out Major Transaction and in the case of a Mixed Major Transaction to the extent of the percentage of the cash consideration in the Mixed Major Transaction (determined in accordance with the definition of a Mixed Major Transaction below), the Holder, at its option, may require the Company to redeem the Holder’s outstanding Warrants for cash in accordance with Section 9(h) below (a “Major Cash Redemption”) and (2) in the case of all other Major Transactions and in the case of a Mixed Major Transaction to the extent of the percentage of the consideration represented by securities of a Successor Entity in the Mixed Major Transaction, the Holder, at its option, may require the Company to redeem the Holder’s outstanding Warrants for shares of Common Stock in accordance with Section 9(h) below (a “Major Share Redemption”).

(d) Number of Warrant Shares. (a) Simultaneously with any adjustment to the Exercise Price pursuant to paragraph (a) and (e) of this Section, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased or decreased number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

(e) Calculations. All calculations under this Section 9 shall be made to the nearest cent or the nearest share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the sale or issuance of any such shares shall be considered an issue or sale of Common Stock.

(f) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 9, the Company at its expense will, at the written request of the Holder, promptly compute such adjustment, in good faith, in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company’s transfer agent.

(g) Notice of Corporate Events. If, while this Warrant is outstanding, the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including, without limitation, any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then, except if such notice and the contents thereof shall be deemed to constitute material non-public information, the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction at least twenty (20) days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to ensure that the Holder is given the practical opportunity to exercise this Warrant prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

(h) Major Transaction Early Termination Right.

(i) Notice. At least thirty (30) days prior to the consummation of any Major Transaction, but, in any event, within five (5) Business Days following the first to occur of (x) the date of the public announcement of such Major Transaction if such announcement is made before 4:00 p.m., New York City time, or (y) the day following the public announcement of such Major Transaction if such announcement is made on and after 4:00 p.m., New York City time, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Major Transaction Notice”). At any time during the period beginning after the Holder’s receipt of a Major Transaction Notice and ending five (5) Trading Days prior to the consummation of such Major Transaction (the “Early Termination Period”), the Holder may require the Company to redeem (an “Early Termination Upon Major Transaction”) all or any portion of this Warrant (without taking into consideration the 9.985% Cap) by delivering written notice thereof (“Major Transaction Early Termination Notice”) to the Company, which Major Transaction Early Termination Notice shall indicate the portion of the principal amount (the “Early Termination Principal Amount”) of the Warrant that the Holder is electing to have redeemed. The portion of this Warrant subject to early termination pursuant to this Section 9(b)(i) (the “Redeemable Shares”), shall be redeemed by the Company at a price (the “Major Transaction Warrant Early Termination Price”) payable (a) in the case of a Major Cash Redemption), in cash and (b) in the case of a Major Share Redemption, in shares of Common Stock of the Company that are valued for these purposes at 95% of the closing price of the Common Stock on the Trading Market on the Trading Day immediately preceding the date on which the applicable major Transaction is consummated, in either case, equal to the “Black Scholes Value” of the Redeemable Shares determined by use of the Black Scholes Option Pricing Model using the criteria set forth in Schedule 1 hereto (the “Black Scholes Value”).

(ii) Escrow; Payment of Major Transaction Warrant Early Termination Price. Following the receipt of a Major Transaction Early Termination Notice from the Holder, the Company shall not effect a Major Transaction that is being treated as an early termination unless it either (a) shall first place into an escrow account with an independent escrow agent, at least three (3) business days prior to the closing date of the Major Transaction (the “Major Transaction Escrow Deadline”), an amount in shares of Common Stock or cash, as applicable, equal to the Major Transaction Warrant Early Termination Price or (b) obtains the written agreement of the Successor Entity that the payment of the Major Transaction Warrant Early

Termination Price shall be made to the Holder concurrently with the consummation of such Major Transaction, and such issuance or payment shall be a condition precedent to consummation of such Major Transaction. Concurrently upon closing of such Major Transaction, the Company shall pay or shall instruct the escrow agent to pay (or issue, as applicable) the Major Transaction Warrant Early Termination Price to the Holder. For purposes of determining the amount required to be placed in escrow pursuant to the provisions of this subsection (ii) and without affecting the amount of the actual Major Transaction Warrant Early Termination Price, the calculation of the price referred to in clause (1) of the first column of Schedule 1 hereto with respect to Stock Price shall be determined based on the Closing Market Price (as defined on Schedule I) of the Common Stock on the Trading Day immediately preceding the date that the funds and/or shares, as applicable, are deposited with the escrow agent.

(iii) Injunction. Following the receipt of a Major Transaction Early Termination Notice from the Holder, in the event that the Company attempts to consummate a Major Transaction without either (a) placing the Major Transaction Warrant Early Termination Price in escrow in accordance with subsection (ii) above, (b) payment or issuance of the Major Transaction Warrant Early Termination Price to the Holder prior to consummation of such Major Transaction or (c) obtaining the written agreement of the Successor Entity described in subsection (ii) above, the Holder shall have the right to apply for an injunction in any state or federal courts sitting in the City of New York, borough of Manhattan to prevent the closing of such Major Transaction until the Major Transaction Warrant Early Termination Price is paid or issued, as applicable, to the Holder.

An early termination required by this Section (h) shall have priority to payments to holders of Common Stock in connection with a Major Transaction to the extent an early termination required by this Section 9(h) are deemed or determined by a court of competent jurisdiction to be prepayments of the Warrant by the Company, such early termination shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 9, until the Major Transaction Warrant Early Termination Price is paid in full, this Warrant may be exercised, in whole or in part, by the Holder into shares of Common Stock, or in the event the Exercise Date is after the consummation of the Major Transaction, shares of publicly traded common stock (or their equivalent) of the Successor Entity pursuant to Section 9. The parties hereto agree that in the event of the Company’s early termination of any portion of the Warrant under this Section 9, the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any premium due under this Section 9 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

10. Payment of Exercise Price. The Holder shall pay the Exercise Price in immediately available funds; provided, however, that the Holder may, in its sole discretion, satisfy its obligation to pay the Exercise Price through a “cashless exercise,” in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

X = Y ((A-B)/A)

where:

X = the number of Warrant Shares to be issued to the Holder.

Y = the total number of Warrant Shares with respect to which this Warrant is being exercised.

A = the Market Price of one (1) share of Common Stock (for purposes of this Section 10, where “Market Price,” as of any date, means the Volume Weighted Average Price (as defined herein) of the Company’s Common Stock during the ten (10) consecutive Trading Day period immediately preceding the date in question.

B = the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

As used herein, the “Volume Weighted Average Price” for any security as of any date means the volume weighted average sale price on the OTC Bulletin Board as reported by, or based upon data reported by, Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by holders of a majority in interest of the Warrants and the Company (“Bloomberg”) or, if the OTC Bulletin Board is not the principal trading market for such security, the volume weighted average sale price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or, if no volume weighted average sale price is reported for such security, then the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security that are listed in the over the counter market by the Financial Industry Regulatory Authority, Inc. or in the “pink sheets” by the Pink OTC Market, Inc. If the Volume Weighted Average Price cannot be calculated for such security on such date in the manner provided above, the volume weighted average price shall be the fair market value as mutually determined by the Company and the Holders of a majority in interest of the Warrants being exercised for which the calculation of the volume weighted average price is required in order to determine the Exercise Price of such Warrants.

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued pursuant to the Applicable Agreement (provided that the Commission continues to take the position that such treatment is proper at the time of such exercise).

11. No Fractional Shares. No fractional Warrant Shares will be issued in connection with any exercise of this Warrant. In lieu of any fractional shares which would, otherwise be issuable, the number of Warrant Shares to be issued shall be rounded down to the next whole number and the Company shall pay the Holder in cash the fair market value (based on the Closing Sale Price) for any such fractional shares.

12. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder (including, without limitation, any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) at the facsimile number specified in the Applicable Agreement, or, if to the Company, via electronic mail warrants@cymabay.com prior to 5:00 P.M., eastern time, on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in the Applicable Agreement or via electronic mail on a day that is not a Trading Day or later than 5:00 P.M., eastern time, on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service specifying next business day delivery, or (iv) upon actual receipt by the party to whom such notice is required to be given, if by hand delivery. The address and facsimile number of a party for such notices or communications shall be as set forth in the Applicable Agreement unless changed by such party by two Trading Days’ prior notice to the other party in accordance with this Section 12.

13. Warrant Agent. The Company shall initially serve as warrant agent under this Warrant. Upon thirty days’ notice to the Holder, the Company may appoint a new warrant agent. Any corporation into which the Company or any new warrant agent may be merged or any entity resulting from any consolidation to which any the Company or new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or stockholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.

14. Events of Failure.

(a) Definition.

The occurrence of each of the following shall be considered to be an “Event of Failure.”

(i) A Delivery Failure occurs, where a “Delivery Failure” shall be deemed to have occurred if the Company fails to use its best efforts to deliver Warrant Shares to the Holder within three (3) Trading Days after the Exercise Date;

(ii) A Legend Removal Failure occurs, where a “Legend Removal Failure” shall be deemed to have occurred if the Company fails to use its best efforts to issue the Warrant Shares, MT Shares or Default Shares without a restrictive legend, or fails to use it best efforts to remove a restrictive legend, when and as required under Section 5 hereof; and

(iii) a Transfer Delivery Failure occurs, where a “Transfer Delivery Failure” shall be deemed to have occurred if the Company fails to use its best efforts to deliver a Warrant Transfer within any applicable Transfer Delivery Period;

(b) Failure Payments; Black-Scholes Determination. The Company understands that any Event of Failure (as defined above) could result in economic loss to the Holder. In the event that any Event of Failure occurs, as compensation to the Holder for such loss, the Company agrees to pay (as liquidated damages and not as a penalty) to the Holder an amount payable, at the

Company’s option, either (i) in cash or (ii) in shares of Common Stock (“Failure Payment Shares”) that are valued for these purposes at 95% of the Volume Weighted Average Price on the date of such calculation (“Failure Payments”), in each case equal to 18% per annum (or the maximum rate permitted by applicable law, whichever is less) of the Black-Scholes value (as determined below) of the remaining unexercised portion of this Warrant on the date of such Failure Delivery (as defined below) (as recalculated on the first business day of each month thereafter for as long as Failure Payments shall continue to accrue), which shall accrue daily from the date of such Event of Failure until the Event of Failure is cured, accruing daily and compounded monthly, provided, however, the Holder shall only receive up to such amount of Failure Payment Shares such that Holder and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which the Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) shall not collectively beneficially own greater than 9.985% of the total number of shares of Common Stock of the Company then issued and outstanding. For purposes of clarification, it is agreed and understood that Failure Payments shall continue to accrue following any Event of Default until the applicable Default Amount is paid in full.

The Company shall satisfy any Failure Payments under this Section pursuant to Section 14(c) below. Failure Payments are in addition to any Shares that the Holder is entitled to receive upon Exercise of this Warrant.

For purposes hereof, the “Black-Scholes” value of a Warrant shall be determined by use of the Black Scholes Option Pricing Model using the criteria set forth on Schedule 1 hereto.

(c) Payment of Accrued Failure Payments. The Failure Payment (including, Failure Payment Shares representing accrued Failure Payments, if applicable) for each Event of Failure shall be issued and delivered on or before the fifth (5th) business day of each month following a month in which Failure Payments accrued (such date of delivery the “Failure Delivery Date”). Nothing herein shall limit the Holder’s right to pursue actual damages (to the extent in excess of the Failure Payments) for the Company’s Event of Failure, and the Holder shall have the right to pursue all remedies available at law or in equity (including a decree of specific performance and/or injunctive relief). Notwithstanding the above, if a particular Event of Failure results in an Event of Default pursuant to Section 11 hereof, then the Failure Payment, for that Event of Failure only, shall be considered to have been satisfied upon payment to the Holder of an amount equal to the greater of (i) the Failure Payment, or (ii) the Default Amount, payable in accordance with Section 15.

(d) Maximum Interest Rate. Nothing contained herein or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

15. Default.

(a) Events Of Default. Each of the following events shall be considered to be an “Event of Default,” unless waived by the Holder:

(i) Failure To Deliver Common Stock. A Delivery Failure (as defined above) occurs and remains uncured for a period of more than twenty (20) days; or at any time, the Company announces or states in writing that it will not honor its obligations to issue shares of Common Stock to the Holder upon Exercise by the Holder of the Exercise rights of the Holder in accordance with the terms of this Warrant.

(ii) Legend Removal Failure. A Legend Removal Failure (as defined above) occurs and remains uncured for a period of twenty (20) days;

(iii) Transfer Delivery Failure. Transfer Delivery Failure (as defined above) occurs and remains uncured for a period of twenty (20) days; and

(iv) Corporate Existence; Major Transaction. The Company has failed to place the Major Transaction Warrant Early Termination Price into escrow or obtain the written agreement of the Successor Entity as described in Section 9(b), or the Company has failed to instruct the escrow agent to release such amount or such shares, as the case may be, to the Holder pursuant to Section 9(h).

(b) Mandatory Early Termination.

(i) Mandatory Early Termination Amount. If any Events of Default shall occur then, unless waived by the Holder, upon the occurrence and during the continuation of any Event of Default, at the option of the Holder, such option exercisable through the delivery of written notice to the Company by such Holder (the “Default Notice”), the Company shall have the right to terminate the outstanding amount of this Warrant and pay to the Holder (a “Mandatory Early Termination”), in full satisfaction of its obligations hereunder by delivery of a notice to such effect to the Holder within two (2) Business Days following receipt of the Default Notice, an amount payable in cash or in shares of Common Stock valued at 95% of the Volume Weighted Average for the five (5) Trading Days prior to the applicable Default Notice (the “Mandatory Early Termination Amount” or the “Default Amount”) equal to the greater of (i) the Black-Scholes value (as determined in accordance with Schedule 1 hereto) of the remaining unexercised portion of this Warrant on the date of such Default Notice and (2) the Black-Scholes value (also as determined in accordance with Schedule 1 hereto) of the remaining unexercised portion of this Warrant on the Trading Day immediately preceding the date that the Mandatory Early Termination Amount is paid to the Holder.

The Mandatory Early Termination Amount shall be payable within five (5) Business Days following the date of the applicable Default Notice.

(ii) Liquidated Damages. The parties hereto acknowledge and agree that the sums payable as Failure Payments or pursuant to a Mandatory Early Termination shall give rise to liquidated damages and not penalties. The parties further acknowledge that (i) the amount of loss or damages likely to be incurred by the Holder is incapable or is difficult to precisely estimate, (ii) the amounts specified bear a reasonable proportion and are not plainly or grossly disproportionate to the probable loss likely to be incurred by the Holder, and (iii) the Company confirms and acknowledges it has been represented by legal counsel and negotiated this Agreement at arm’s length.

The Default Amount, together with all other amounts payable hereunder, shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity.

(c) Posting Of Bond. In the event that any Event of Default occurs hereunder, the Company may not raise as a legal defense (in any Lawsuit, as defined below, or otherwise) or justification to such Event of Default any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, unless the Company has posted a surety bond (a “Surety Bond”) for the benefit of such Holder in the amount of 130% of the aggregate Surety Bond Value (as defined below) of all of the Holder’s Warrants (the “Bond Amount”), which Surety Bond shall remain in effect until the completion of litigation of the dispute and the proceeds of which shall be payable to such Holder to the extent Holder obtains judgment.

For purposes hereof, a “Lawsuit” shall mean any lawsuit, arbitration or other dispute resolution filed by either party herein pertaining to any of this Warrant, the Facility Agreement and the Registration Rights Agreement.

“Surety Bond Value,” for the Warrants shall mean 130% of the of the Black-Scholes value of the remaining unexercised portion of this Warrant on the Trading Day immediately preceding the date that such bond goes into effect).

(d) Injunction And Posting Of Bond. In the event that the Event of Default referred to in subsection (c) above pertains to the Company’s failure to deliver unlegended shares of Common Stock to the Holder pursuant to a Warrant Exercise, legend removal request, or otherwise, the Company may not refuse such unlegended share delivery based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, unless an injunction from a court, on prior notice to Holder, restraining and or enjoining Exercise of all or part of said Warrant shall have been sought and obtained by the Company and the Company has posted a Surety Bond for the benefit of such Holder in the amount of the Bond Amount, which Surety Bond shall remain in effect until the completion of litigation of the dispute and the proceeds of which shall be payable to such Holder to the extent Holder obtains judgment.

(e) Remedies, Other Obligations, Breaches And Injunctive Relief. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, the Facility Agreement and the Registration Rights Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

16. Holder’s Early Terminations.

(a) Mechanics of Holder’s Early Terminations. In the event that the Company does not deliver the applicable Major Transaction Warrant Early Termination Price or Default Amount, as the case may be, to the Holder within the time period or as otherwise required pursuant to the terms hereof, at any time thereafter the Holder shall have the option, upon notice to the Company, in lieu of early termination, to require the Company to promptly return to the Holder all or any portion of this Warrant that was submitted for early termination or exercise. Upon the Company’s receipt of such notice, (x) the applicable early termination or exercise, as the case may be, shall be null and void with respect to such applicable portion of this Warrant, (y) the Company shall immediately return this Warrant, or issue a new Warrant to the Holder representing the portion of this Warrant that was submitted for early termination or exercise and (z) the Exercise Price of this Warrant or such new Warrant shall be adjusted to the lesser of (A) the Exercise Price as in effect on the date on which the applicable early termination, default or exercise notice, as the case may be, is voided and (B) the lowest closing price for the Common Stock on the principal trading market for the Common Stock, the principal securities exchange or other securities market (including the OTC Market or Pink Sheets) on which the Common Stock is then being traded, during the period beginning on and including the date on which the applicable early termination, default or exercise notice, as the case may be, is delivered to the Company and ending on and including the date on which the applicable early termination or exercise is voided. The Holder’s delivery of a notice voiding an early termination or exercise and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Failure Payments which have accrued prior to the date of such notice with respect to the Warrant subject to such notice.

17. Miscellaneous.

(a) No Rights as a Stockholder. Except as otherwise provided herein (including, without limitation, Section 9 herein), the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, amalgamation, conveyance or otherwise), receive notice of meetings, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

(b) Successors and Assigns. Subject to the restrictions on transfer set forth in this Warrant and compliance with applicable securities laws, this Warrant may be assigned by the Holder. This Warrant may not be assigned by the Company except to a successor in the event of a Fundamental Transaction. This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant. Any attempted assignment in violation of this Section 17(b) shall be null and void.

(c) Amendment and Waiver. The Warrants, including this Warrant, may be amended, modified or supplemented, and waiver or consents to departures from the provisions of the Warrants may be given, if the Company and the holders of outstanding Warrants representing at least 66.67% of the shares of Common Stock purchasable under the outstanding Warrants consent to such amendment, modification, supplement, waiver or consent. Such consent may be effected by any available legal means, including without limitation at a special or regular meeting, by written consent or otherwise.

(d) Governing Law; Jurisdiction. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE COUNTY OF NEW YORK, NEW YORK, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THE APPLICABLE AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

(e) Headings. The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(f) Severability. In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby, and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

(Signature page follows.)

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

CYMABAY THERAPEUTICS, INC.

By:
	Name:	Harold Van Wart
	Title:	Chief Executive Officer

DM3\2462114.4

EXHIBIT A

Form of Assignment

[To be completed and signed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                                          (the “Transferee”) the right represented by the within Warrant to purchase                     shares of Common Stock of CymaBay Therapeutics, Inc. (the “Company”) to which the within Warrant relates and appoints                                          attorney to transfer said right on the books of the Company with full power of substitution in the premises.

Dated:

Name of Holder:

By:
Name:
Title:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

In the presence of:

Fill in for a new registration or warrant:

Name

Address

Please print name and address of assignee

EXHIBIT B

Form of Exercise Notice

(To be executed by the Holder to purchase shares of Common Stock under the foregoing Warrant)

Ladies and Gentlemen:

(1) The undersigned is the Holder of Warrant No.             (the “Warrant”) issued by CymaBay Therapeutics, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Warrant.

(2) The undersigned hereby exercises its right to purchase                     Warrant Shares pursuant to the Warrant.

(3) The Holder intends that payment of the Exercise Price shall be made as (check one):

☐	Cash Exercise

☐	“Cashless Exercise” under Section 10

(4) If the Holder has elected a Cash Exercise, the Holder shall pay the sum of $         in immediately available funds to the Company in accordance with the terms of the Warrant.

(5) Pursuant to this Exercise Notice, the Company shall deliver to the Holder                     Warrant Shares in accordance with the terms of the Warrant.

Dated:

Name of Holder:

By:
Name:
Title:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

EXHIBIT C

Form of Opinion

            , 20

[                    ]

Re:	[ ] (the “Company”)

Dear Sir:

[                    ] (“[                    ]”) intends to transfer                     Warrants (the “Warrants”) of the Company to                      (“                    ”) without registration under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, we have examined and relied upon the truth of representations contained in an Investor Representation Letter attached hereto and have examined such other documents and issues of law as we have deemed relevant.

Based on and subject to the foregoing, we are of the opinion that the transfer of the Warrants by                     to                     may be effected without registration under the Securities Act, provided, however, that the Warrants to be transferred to                     contain a legend restricting its transferability pursuant to the Securities Act and that transfer of the Warrants is subject to a stop order.

The foregoing opinion is furnished only to                     and may not be used, circulated, quoted or otherwise referred to or relied upon by you for any purposes other than the purpose for which furnished or by any other person for any purpose, without our prior written consent.

Very truly yours,

[FORM OF INVESTOR REPRESENTATION LETTER]

            , 20

[                    ]

Gentlemen:

                    (“                     ”) has agreed to purchase                     Warrants (the “Warrants”) of [                    ] (the “Company”) from [                    ] (“[                    ]”). We understand that the Warrants are “restricted securities.” We represent and warrant that                     is a sophisticated institutional investor that would qualify as an “Accredited Investor” as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

                    represents and warrants as of the date hereof as follows:

1. That it is acquiring the Warrants and the shares of common stock, $0.001 par value per share underlying such Warrants (the “Exercise Shares”) solely for its account for investment and not with a view to or for sale or distribution of said Warrants or Exercise Shares or any part thereof.                     also represents that the entire legal and beneficial interests of the Warrants and Exercise Shares                     is acquiring is being acquired for, and will be held for, its account only;

2. That the Warrants and the Exercise Shares have not been registered under the Securities Act on the basis that no distribution or public offering of the stock of the Company is to be effected.                     realizes that the basis for the exemption may not be present if, notwithstanding its representations,                     has a present intention of acquiring the securities for a fixed or determinable period in the future, selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the securities.                     has no such present intention;

3. That the Warrants and the Exercise Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.                     recognizes that the Company has no obligation to register the Warrants, or to comply with any exemption from such registration;

4. That neither the Warrants nor the Exercise Shares may be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met, including, among other things, the existence of a public market for the shares, the availability of certain current public information about Company, the resale following the required holding period under Rule 144 and the number of shares being sold during any three month period not exceeding specified limitations;

5. That it will not make any disposition of all or any part of the Warrants or Exercise Shares in any event unless and until:

(i) The Company shall have received a letter secured by                     from the Securities and Exchange Commission stating that no action will be recommended to the Securities and Exchange Commission with respect to the proposed disposition;

(ii) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or

(iii)                     shall have notified the Company of the proposed disposition and, in the case of a sale or transfer in a so called “4(1) and a half” transaction, shall have furnished counsel to the Company with an opinion of counsel, reasonably satisfactory to counsel to the Company.

We acknowledge that the Company will place stop orders with respect to the Warrants and the Exercise Shares, and if a registration statement is not effective, the Exercise Shares shall bear the following restrictive legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT INCLUDING, WITHOUT LIMITATION, PURSUANT TO RULES 144 OR 144A UNDER SAID ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4(1) AND A HALF” SALE.”

At any time and from time to time after the date hereof,                     shall, without further consideration, execute and deliver to [                    ] or the Company such other instruments or documents and shall take such other actions as they may reasonably request to carry out the transactions contemplated hereby.

Very truly yours,

Schedule 1

Black-Scholes Value

	Calculation Under Section 9(h)	Calculation Under Section 14 or 15

Remaining Term	Number of calendar days from date of public announcement of the Major Transaction until the last date on which the Warrant may be exercised.	Number of calendar days from date of the Event of Failure until the last date on which the Warrant may be exercised.

Interest Rate	A risk-free interest rate corresponding to the US$ LIBOR/Swap rate for a period equal to the Remaining Term.	A risk-free interest rate corresponding to the US$ LIBOR/Swap rate for a period equal to the Remaining Term.

Cost to Borrow	Zero	Zero

Volatility

If the first public announcement of the Major Transaction is made at or prior to 4:00 p.m., New York City time, the arithmetic mean of the historical volatility for the 10, 30 and 50 Trading Day periods ending on the date of such first public announcement, obtained from the HVT or similar function on Bloomberg.

If the first public announcement of the Major Transaction is made after 4:00 p.m., New York City time, the arithmetic mean of the historical volatility for the 10, 30 and 50 Trading Day periods ending on the next succeeding Trading Day following the date of such first public announcement, obtained from the HVT or similar function on Bloomberg.

The arithmetic mean of the historical volatility for the 10, 30 and 50 Trading Day periods ending on the date of such determination, obtained from the HVT or similar function on Bloomberg.

Stock Price	The greater of (1) the closing price of the Common Stock on the OTC Bulletin Board, or, if that is not the principal trading market for the Common Stock, such principal market on which the Common Stock is traded or listed (the “Closing Market Price”) on the trading day immediately preceding the date on which a Major Transaction is consummated, (2) the first Closing Market Price following the first public announcement of a Major Transaction, or (3) the Closing Market Price as of the date immediately preceding the first public announcement of the Major Transaction.	The volume Weighted Average Price on the date of such calculation.

Dividends	Zero.	Zero.

Strike Price	Exercise Price as defined in the Warrant.	Exercise Price as defined in the Warrant.

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